                                                                    Exhibit 12.2


                   Kimco Realty Corporation and Subsidiaries
    Computation of Ratio of Funds from Operations to Combined Fixed Charges and Preferred Stock Dividends
                      For the Year Ended December 31, 2002





Funds from operations, available to common stockholders          $ 319,680,669

Add:
   Interest on indebtedness                                         85,771,695
   Preferred stock dividends                                        18,437,700
   Portion of rents representative of the
     interest factor                                                 5,910,534
                                                                 -------------
                                                                   429,800,598

Adjustment for equity share in partnerships                        (51,891,970)
                                                                 -------------

       Funds from operations, as adjusted                        $ 377,908,628
                                                                 =============


Combined fixed charges and preferred stock dividends -
   Interest on indebtedness                                      $  94,860,415
   Preferred stock dividends                                        18,437,700
   Portion of rents representative of the
     interest factor                                                 5,910,534
                                                                 -------------

        Combined fixed charges and preferred stock dividends     $ 119,208,649
                                                                 =============

Ratio of Funds from Operations to Combined Fixed Charges
   and Preferred Stock Dividends                                           3.2
                                                                 =============